Exhibit 99.9

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THERAPEUTICS ACQUISITION CORP.

P R O X Y C A R D

The undersigned appoints Matthew Hammond as proxy, with the power to appoint a substitute, and hereby authorizes such person to represent and to vote, as designated on the reverse side, all common stock of Therapeutics Acquisitions Corp., d/b/a Research Alliance Corp. I (“RACA”) which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on                 , 2021 at a.m. Eastern, virtually at at          , or any postponement or adjournment thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse sign hereof and in the proxy’s discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement/prospectus and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 AND 7. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

	Please mark vote as indicated in this example		☒

THE PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, TIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 THROUGH 7 BELOW.

Proposal No. 1—The Business Combination Proposal — to (a) adopt and approve the Business Combination Agreement, dated as of March 15, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), a copy of which is appended to the accompanying proxy statement/prospectus as Annex A, among RACA, Bodhi Merger Sub Inc., a Delaware Corporation and a wholly-owned subsidiary of RACA (“Merger Sub”), and POINT Biopharma Inc., a Delaware corporation (“POINT”) pursuant to which Merger Sub will merge with and into POINT, with POINT surviving the merger as a wholly-owned subsidiary of RACA (“New POINT”) and (b) approve such merger and the other transactions contemplated by the Business Combination Agreement (the ‘‘Business Combination’’).	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2—The Charter Amendment Proposal— to approve, assuming the Business Combination Proposal is approved and adopted, a proposed amended and restated certificate of incorporation (the “Proposed Charter”), which will amend and restate RACA’s current second amended and restated certificate of incorporation (the “Current Charter”), and which Proposed Charter will be in effect when duly filed with the Secretary of the State of the State of Delaware in connection with the closing of the Business Combination (the “Closing”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3—The Advisory Charter Proposals— to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as seven separate sub-proposals:

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(a) Advisory Charter Proposal A — to change the corporate name of New POINT to “POINT Biopharma Global Inc.”;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(b) Advisory Charter Proposal B — to increase RACA’s capitalization so that it will have 430,000,000 authorized shares of common stock and 20,000,000 authorized shares of preferred stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(c)  Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2/3% of New POINT’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(d)  Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 2/3% of New POINT’s then- outstanding shares of capital stock entitled to vote on such amendment;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(e)  Advisory Charter Proposal E — to make New POINT’s corporate existence perpetual as opposed to RACA’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(f)  Advisory Charter Proposal F — to provide that New POINT will not be subject to Section 203 of the Delaware General Corporation Law, as amended (“DGCL”), which prohibits Delaware corporations from entering into business combinations with interested stockholders, defined as those that hold more than 15% or more of the corporation’s voting stock, absent the receipt of specific approvals specified in Section 203 of the DGCL; and

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(g) Advisory Charter Proposal G — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 4—The Nasdaq Stock Issuance Proposal— to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635 (each, a “Nasdaq Listing Rule”), (a) the issuance of up to 60,240,279 newly issued shares of common stock, par value $0.0001 per share, of New POINT, in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus under the heading titled “Business Combination Proposal — Ownership of New POINT” and (b) the issuance and sale of an aggregate of 16,500,000 shares of Class A common stock of RACA, par value $0.0001 per share, to those participating investors in the private placement pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, for a purchase price of $10.00 per share, resulting in an aggregate amount of $165 million to RACA.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 5—The Director Election Proposal— to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of nine directors who, upon consummation of the Business Combination, will become directors of New POINT.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 6—The Equity Incentive Plan Proposal— to approve, assuming the Business Combination Proposal is approved and adopted, the POINT Biopharma Global Inc. 2021 Equity Incentive Plan, a copy of which is appended to the accompanying proxy statement/prospectus as Annex D, which will become effective the day prior to the Closing.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 7—The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, or the Equity Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:	, 2021

(Signature)

(Signature if held Jointly)

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If stockholder is a partnership, sign in partnership name by an authorized person, giving full title as such.